Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

800-348-1074, ext. 3333

Carrols Restaurant Group, Inc. and Carrols Corporation Report Financial Results for the First Quarter 2008

Syracuse, New York — (Businesswire) — May 6, 2008 — Carrols Restaurant Group, Inc. (Nasdaq: TAST), the parent company of Carrols Corporation, today announced financial results for the first quarter ended March 30, 2008.

Highlights for the first quarter of 2008 versus the first quarter of 2007 include:

•	Total revenues increased 4.0% to $195.8 million from $188.2 million, including a 4.9% increase for the Company’s Hispanic Brands;

•	Comparable restaurant sales increased 4.0% at Burger King®, decreased 1.0% at Pollo Tropical®, and increased 0.7% at Taco Cabana®;

•	Income from operations was $9.7 million compared to $12.3 million;

•

Net income was $1.4 million, or $0.07 per diluted share, which compared to net income of $1.6 million, or $0.07 per diluted share (including a non-recurring charge in the first quarter of 2007 related to the refinancing of the Company’s senior credit facility of $0.9 million, net of tax, or $0.04 per diluted share).

As of March 31, 2008, the Company owned and operated a total of 554 restaurants, including 322 Burger King, 86 Pollo Tropical and 146 Taco Cabana restaurants.

Alan Vituli, Chairman and Chief Executive Officer of Carrols Restaurant Group, Inc. commented, “Sales trends at our Burger King restaurants were solid; however, we’ve been confronted with generally soft comparable restaurant sales at both our Hispanic Brands. Substantially higher commodity costs combined with an economic environment that makes it difficult to entirely pass these costs on to consumers, resulted in margin pressures across all three of our brands. Given the environment, we are not displeased with our results; nonetheless, we are aggressively addressing both margin pressure and comparable restaurant sales.”

First Quarter 2008 Results

Total revenues for the first quarter of 2008 increased 4.0% to $195.8 million from $188.2 million in the first quarter of 2007. During the first quarter of 2008, the Company opened two Pollo Tropical restaurants in the Tampa, Florida market. The Company also opened one new Burger King restaurant, which was relocated within its market area, and closed one Burger King and one Taco Cabana restaurant.

Revenues from the Company’s Hispanic Brands increased 4.9% to $104.6 million in the first quarter of 2008 from $99.7 million in the same period last year. Pollo Tropical revenues increased 6.7% to $44.3 million during the first quarter of 2008 compared to $41.5 million in the first quarter of 2007. This was due primarily to the opening of 11 new Pollo Tropical restaurants since the beginning of the same period in 2007. Comparable restaurant sales at Pollo Tropical decreased 1.0% in the first quarter of 2008.

Taco Cabana revenues increased 3.5% to $60.3 million during the first quarter of 2008 compared to $58.2 million in the first quarter of 2007. This was due primarily to the opening of eight new Taco Cabana restaurants since the beginning of the same period in 2007. Comparable restaurant sales at Taco Cabana increased 0.7% in the first quarter of 2008.

Burger King revenues increased 3.0% to $91.2 million during the first quarter of 2008 compared to $88.5 million in the first quarter of 2007, despite the closing of seven Burger King restaurants since the beginning of the same period in 2007. Comparable restaurant sales at Burger King increased 4.0% in the first quarter of 2008.

General and administrative expenses were $13.0 million in the first quarter of 2008, or 6.6% of total revenues, compared to $13.1 million, or 7.0% of total revenues, in the first quarter of 2007.

Income from operations was $9.7 million in the first quarter of 2008, or 5.0% of total revenues, compared to $12.3 million, or 6.5% of total revenues, in the first quarter of 2007.

Interest expense decreased $0.9 million to $7.4 million in the first quarter of 2008 from $8.3 million in the same period in the prior year, primarily reflecting lower effective interest rates on borrowings under the Company’s senior credit facility.

The Company’s income tax provision was derived using an estimated effective annual income tax rate for 2008 of 38%, and was 36.0% in the first quarter reflecting reductions for certain discrete tax adjustments. This compared to a 36.1% effective rate in the first quarter of 2007.

Net income for the first quarter of 2008 was $1.4 million, or $0.07 per diluted share (based upon 21.6 million weighted average diluted shares). This compared to net income for the first quarter of 2007 of $1.6 million, or $0.07 per share (based upon 21.6 million weighted average diluted shares) which included a non-recurring charge related to the refinancing of the Company’s senior credit facility of $0.9 million, net of tax, or $0.04 per diluted share.

Mr. Vituli concluded, “We are maintaining our previously communicated guidance for 2008 at this time, but our visibility is somewhat limited in the current environment. Falling consumer sentiment, persistent weakness in Florida’s economy, and significant increases in operating costs will continue to impact our results this year. It is also unclear whether we will see a broader economic turnaround as quickly as we had initially thought. Still, we believe we have two differentiated Hispanic concepts that resonate in the marketplace and we are prudently responding to the pressures we face with new products and a more aggressive marketing campaign. The favorable trends in our Burger King business, however, are indicative of the current strength in the QSR segment and are providing stability in the current environment. Carrols has repeatedly and effectively managed through difficult economic times in the past and is positioned reasonably well for today’s challenges because of the diversification inherent in its business model.”

Conference Call Today

The Company will host a conference call to discuss first quarter 2008 financial results today at 8:30 AM Eastern Time. The conference call can be accessed live over the phone by dialing 800-240-4186 or for international callers by dialing 303-262-2130. A replay will be available one hour after the call and can be accessed by dialing 800-405-2236 or for international callers by dialing 303-590-3000; the passcode is 11112923. The replay will be available until Tuesday, May 13, 2008. The call will be webcast live from the Company’s website at www.carrols.com, under the investor relations section.

About the Company

Carrols Restaurant Group, Inc., operating through its subsidiaries, including Carrols Corporation, is one of the largest restaurant companies in the United States. The Company operates three restaurant brands in the quick-casual and quick-service restaurant segments with 554 company-owned and operated restaurants in 16 states as of March 31, 2008, and 30 franchised restaurants in the United States, Puerto Rico and Ecuador. Carrols Restaurant Group owns and operates two Hispanic Brand restaurants, Pollo Tropical and Taco Cabana. It is also the largest Burger King franchisee, based on number of restaurants, and has operated Burger King restaurants since 1976.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects” or similar expressions. In addition, expressions of our strategies, intentions or plans are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in the Company’s and Carrols Corporation’s filings with the Securities and Exchange Commission.

Carrols Restaurant Group, Inc.

Consolidated Statements of Operations

(in thousands except per share amounts)

	(unaudited) Three Months Ended March 31, (a)
	2008	2007
Revenues:
Restaurant sales	$195,393	$187,866
Franchise royalty revenues and fees	360	337

Total revenues	195,753	188,203

Costs and expenses:
Cost of sales	57,629	52,294
Restaurant wages and related expenses (b)	58,541	55,948
Restaurant rent expense	11,483	10,679
Other restaurant operating expenses	29,545	27,947
Advertising expense	7,824	8,535
General and administrative expenses (b)	12,995	13,146
Depreciation and amortization	8,022	7,691
Impairment losses	21	—
Other income (c)	—	(347)

Total costs and expenses	186,060	175,893

Income from operations	9,693	12,310
Interest expense	7,434	8,356
Loss on extinguishment of debt	—	1,485

Income before income taxes	2,259	2,469
Provision for income taxes	813	892

Net income	$1,446	$1,577

Basic and diluted net income per share	$0.07	$0.07

Basic weighted average common shares outstanding	21,572	21,551

Diluted weighted average common shares outstanding	21,574	21,558

(a)	The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. For convenience, all references to the three months ended March 30, 2008 and April 1, 2007 are referred to as the three months ended March 31, 2008 and March 31, 2007, respectively.
(b)	Restaurant wages and related expenses include stock-based compensation expense of $57 and $37 for the three months ended March 31, 2008 and 2007, respectively. General and administrative expenses include stock-based compensation expense of $417 and $318 for the respective periods.
(c)	Other income in 2007 included a $347 gain from the sale of a Taco Cabana property.
(d)	The consolidated financial results for Carrols Corporation, the sole operating subsidiary of Carrols Restaurant Group, Inc., differ from the above by a slight difference in rent expense. Consolidated net income for Carrols Corporation for the three months ended March 31, 2008 and 2007 was $1,448 and $1,579, respectively.

Carrols Restaurant Group, Inc.

The following table sets forth certain unaudited supplemental financial and other restaurant data for the periods indicated (in thousands, except number of restaurants):

	(unaudited) Three Months Ended March 31,
	2008	2007
Segment revenues:
Burger King	$91,164	$88,470
Pollo Tropical	44,332	41,539
Taco Cabana	60,257	58,194

Total revenues	$195,753	$188,203

Change in comparable restaurant sales: (a)
Burger King	4.0%	1.1%
Pollo Tropical	(1.0)%	(0.1)%
Taco Cabana	0.7%	(0.9)%

Segment EBITDA: (b)
Burger King	$5,624	$5,826
Pollo Tropical	6,004	6,832
Taco Cabana	6,582	7,351

Average sales per restaurant:
Burger King	$283	$270
Pollo Tropical	521	542
Taco Cabana	410	406

New restaurant openings:
Burger King	1	—
Pollo Tropical	2	1
Taco Cabana	—	1

Total new restaurant openings	3	2

Restaurant closings:
Burger King	(1)	(1)
Pollo Tropical	—	—
Taco Cabana	(1)	(3)

Net new restaurants	1	(2)

Number of company owned restaurants:
Burger King	322	327
Pollo Tropical	86	77
Taco Cabana	146	141

Total company owned restaurants	554	545

	At 3/31/08	At 12/31/07
Long-term debt (c)	362,807	353,972

(a)	The changes in comparable restaurant sales are calculated using only those company owned and operated restaurants open since the beginning of the earliest period being compared and for the entirety of both periods being compared. Restaurants are included in comparable restaurant sales after they have been open for 12 months for Burger King restaurants and 18 months for Pollo Tropical and Taco Cabana restaurants.

(b)	Segment EBITDA is defined as earnings attributable to the applicable segment before interest, income taxes, depreciation and amortization, impairment losses, stock-based compensation expense, other income and expense and loss on extinguishment of debt. We use segment EBITDA because it is the measure of segment profit or loss reported to our chief operating decision maker for purposes of allocating resources to the segments and assessing each segment’s performance. This may not be necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Segment EBITDA for our Burger King restaurants includes general and administrative expenses related directly to our Burger King segment as well as the expenses associated with administrative support to all three of our segments including executive management, information systems and certain accounting, legal and other administrative functions.
(c)	Long-term debt (including current portion) at March 31, 2008 included $180,000 of the Company’s 9% senior subordinated notes, $128,700 of outstanding borrowings under its senior credit facility, $52,749 of lease financing obligations and $1,358 of capital leases. Long-term debt at December 31, 2007 included $180,000 of the Company’s 9% senior subordinated notes, $120,000 of outstanding borrowings under its senior credit facility, $52,689 of lease financing obligations and $1,283 of capital leases.